                                                                     Exhibit 4.1
                                                                     -----------

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                     of the

        SERIES D AND SERIES E PARTICIPATING CONVERTIBLE PREFERRED STOCK

                                       of

                            CABLETRON SYSTEMS, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware



     We, Piyush Patel, Chief Executive Officer, President and Chairman, and Eric Jaeger, Assistant Secretary, of Cabletron Systems, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, in accordance with Section 151 of the Delaware General Corporation Law, certify:

     FIRST: The Restated Certificate of Incorporation of the Corporation authorizes the issuance of up to 2,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated and expressed in a resolution or resolutions providing for the issuance of any such series adopted by the Board of Directors of the Corporation, pursuant to authority expressly vested in the Board of Directors by the Restated Certificate of Incorporation of the Corporation.

     SECOND: The Board of Directors of the Corporation duly adopted the following resolution authorizing the creation of two new series of such preferred stock, to be known as "Series D Participating Convertible Preferred Stock", stating that 65,000 shares of the authorized and unissued preferred stock shall constitute such series, and "Series E Participating Convertible Preferred Stock", stating that 25,000 shares of the authorized and unissued preferred stock shall constitute such series, and setting forth a statement of the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as follows:

     BE IT RESOLVED, that the terms of the Series D Participating Convertible Preferred Stock and the Series E Participating Convertible Preferred Stock shall be as follows:

1.   Designation of Preferred Stock.  The rights, preferences, privileges and
     ------------------------------
restrictions granted to and imposed on the Series D Participating Convertible Preferred Stock, $1.00 par value per share (the "Series D Preferred Stock"), and the Series E Participating Convertible

Preferred Stock, $1.00 par value per share (the "Series E Preferred Stock" and, together with the Series D Preferred Stock, the "Preferred Stock"), are set forth below. The number of shares of Series D Preferred Stock shall initially be 65,000 and the number of shares of Series E Preferred Stock shall initially be 25,000, subject in the case of each series to decrease (but not below the number of shares of such series (i) required to be issued pursuant to the Exchange Agreement or (ii) then outstanding) from time to time by action of the Board of Directors.

2.  Rank.  The Preferred Stock shall rank senior to the Corporation's Series C
    ----
Participating Convertible Preferred Stock and the Common Stock, senior to any other class or series of capital stock of the Corporation the terms of which do not expressly provide that it ranks on a parity with the Preferred Stock (collectively and together with the Common Stock, the "Junior Stock"), and pari passu with any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks on a parity with the Preferred Stock (collectively, the "Parity Stock"), in each case as to receipt of amounts distributable upon any liquidation, dissolution or winding up of the Corporation (a "Liquidation"); provided, that at any such time that fewer than fifty percent
                   --------
(50%) of the aggregate number of shares of Preferred Stock originally issued pursuant to the Exchange Agreement remain outstanding, the Corporation shall have the right, in its sole discretion, to issue shares of capital stock ranking senior to the Preferred Stock, including without limitation, as to receipt of amounts distributable upon Liquidation and as to dividends. Nothing in this Certificate of Designation shall prevent or otherwise affect the declaration or payment of any dividend or distribution on the Common Stock or any other class or series of capital stock of the Corporation outstanding from time to time other than upon a Liquidation, as long as the dividends are accruing on the Preferred Stock as provided in Section 3. The Series D Preferred Stock and the Series E Preferred Stock shall rank on a parity with each other.

3.  Dividends and Distributions.
    ---------------------------

    3.1. Ordinary Dividends. The holder of each share of Preferred Stock shall
         ------------------
be entitled to receive dividends on such share of Preferred Stock from and including the date of issuance of such share to but excluding the date of the redemption or conversion of such share or the date of Liquidation. Such dividends shall accrue on a daily basis from the date of issuance (computed on the basis of a 360-day year of twelve 30-day months) on the Preference Amount of such share, compounded as of the end of each of the Corporation's fiscal quarters at a rate per annum equal to the greater of (i) the Accumulation Rate and (ii) the Common Equivalent Rate with respect to such fiscal quarter, and such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation shall not pay any cash dividends on the Preferred Stock to any holder of shares of the Preferred Stock pursuant to this Section 3.1 without the written consent or affirmative vote of the holders of a majority of the then issued and outstanding shares of Preferred Stock.

     3.2.  Section 355 Distributions.
           -------------------------

           (a) In addition to the dividends provided for in Section 3.1, each holder of outstanding shares of Preferred Stock shall be entitled to receive all
Section 355 Distributions in such amounts as such holder would have received had such holder converted such shares of Preferred Stock into shares of Common Stock in full in accordance with the terms of this Certificate of Designation immediately prior to the close of business on the record date established for determining holders of Common Stock entitled to receive such Section 355 Distributions; provided, however, that in no event shall a holder of Preferred
               --------  -------
Stock be entitled to receive any Section 355 Distribution that is to be paid or made on a date that is within the ten Business Day period immediately preceding either the date set for payment of the redemption price in connection with any redemption of the Preferred Stock pursuant to Section 7.1 or 7.2 of this Certificate of Designation or the date of any Liquidation. The Corporation shall provide each holder of Preferred Stock with written notice of any Section 355 Distribution at least twelve Business Days prior to the distribution date for any such Section 355 Distribution. All Section 355 Distributions shall be paid or made to the holders of Preferred Stock entitled to receive such Section 355 Distributions at the same time as such Section 355 Distributions are paid or made to the holders of the Common Stock. Each holder of a share of Preferred Stock shall not sell, assign, grant, put, call, pledge or hypothecate or otherwise transfer (each, a "Transfer") all or any portion of any property received in respect of such share of Preferred Stock as part of a Section 355 Distribution or any interest therein, except in connection with a Transfer of Preferred Stock permitted by the Standstill Agreement, until the earlier of (i) the date on which such property is deposited with a broker in accordance with paragraph (b) of this Section 3.2, and (ii) the close of business on the Conversion Date of such share of Preferred Stock. The Corporation may require each holder of Preferred Stock to confirm in writing the restrictions set forth in the immediately preceding sentence, and may legend or otherwise identify such restrictions on any property distributed to any holder of Preferred Stock in a
Section 355 Distribution; provided, however, that the Corporation shall remove
                          --------  -------
any such legend upon the lapse of such restrictions.

           (b) Receipt of any Section 355 Distribution by a holder of Preferred Stock shall be subject to the agreement of such holder to deposit the property distributed to such holder in any such Section 355 Distribution with a nationally recognized broker selected by the Corporation (and reasonably acceptable to holders of a majority of the then outstanding Preferred Stock) promptly following the earliest of (i) delivery by such holder of Preferred Stock of written notice of such holder's intention to exercise its redemption right pursuant to Section 7.1 of this Certificate of Designation, (ii) the date on which such holder of Preferred Stock may no longer exercise the conversion rights under Section 6 of this Certificate of Designation following delivery of written notice of the Corporation's intention to redeem the outstanding shares of Preferred Stock pursuant to Section 7.2 of this Certificate of Designation,
(iii) receipt by such holder of Preferred Stock of written notice of a Liquidation pursuant to Section 4.1 of this Certificate of Designation and (iv) delivery, on a date that is not earlier than the 90th day following such Section 355 Distribution, by such holder of Preferred Stock of written notice to the Corporation of such holder's election to sell the property distributed to such holder in such Section 355 Distribution. Any such property so deposited with a broker shall be sold (in one or more transactions), in accordance with reasonable instructions provided by the Corporation, for purposes of clauses (i), (ii) and (iii) of this Section 3.2(b), not fewer than two Business Days prior to the date of any redemption or Liquidation, and for purposes of clause (iv) of this Section 3.2(b), not more than ten Business Days following the date of deposit, subject to compliance with applicable law, and, in each case, the net proceeds of such sale shall be remitted to the holder making such deposit promptly following the completion thereof.

     3.3. Other Dividends and Distributions. The holders of shares of Preferred Stock shall not be entitled to receive or participate in any dividends or other distributions made by the Corporation that are not provided for in this Section 3 except upon Liquidation as provided in Section 4 of this Certificate of Designation or following conversion as provided in Section 6.8 of this Certificate of Designation.

4.   Liquidation, Dissolution or Winding Up.
     --------------------------------------

     4.1.  Liquidation Preference. In the event of any Liquidation, either
           ----------------------
voluntary or involuntary, distributions to the holders of the Preferred Stock shall be made in the following manner:

           (a) Each holder of Preferred Stock shall be entitled to receive, after distribution of any of the assets of the Corporation to the holders of any other series or class of capital stock of the Corporation ranking senior to the Preferred Stock with respect to the Liquidation ("Senior Stock"), pro rata with any shares of Parity Stock (in proportion to their respective liquidation preferences) and prior and in preference to any distribution of any of the assets of the Corporation to the holders of any shares of Junior Stock, by reason of their ownership of such stock, an amount per share of Preferred Stock held by such holder (the "Liquidation Amount") equal to the greater of (i) the Preference Amount as of the date of the Liquidation and (ii) the amount such holder would be entitled to receive with respect to the Liquidation if such share had been converted immediately prior to the effectiveness of the Liquidation into shares of Common Stock pursuant to the provisions of Section 6 hereof. If after distribution of any of the assets of the Corporation to the holders of any shares of Senior Stock, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of the full Liquidation Amount and the payment in full to the holders of any shares of Parity Stock of the liquidation preference applicable to such Parity Stock, then the entire remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock and Parity Stock, to the exclusion of any Junior Stock, in accordance with the respective amounts which would be payable in respect of the shares held by each of them upon such distribution if all amounts payable on or in respect of such shares were paid in full.

           (b) After payment has been made to the holders of Preferred Stock of the full amount to which they are entitled pursuant to Section 4.1.1, the holders of Preferred Stock shall not be entitled to any further distributions of the assets of the Corporation with respect to the Liquidation.

          (c) The Corporation shall give written notice of a Liquidation to each holder of record of Preferred Stock at least 30 days prior to the date for payment or distribution to stockholders stated in the Corporation's notice.

    4.2.  Change of Control. A Change of Control of the Corporation shall not be
          -----------------
deemed a Liquidation for purposes of this Section 4.

    4.3.  Distributions Other Than Cash. Whenever any distribution provided for
          -----------------------------
in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Current Market Price of such property as of the record date for holders entitled to participate in the Liquidation.

5.  Voting Rights; Amendments.
    -------------------------

    5.1.  Voting Rights.  Except as otherwise required by law, the holders of
          -------------
Preferred Stock shall vote together with the holders of Common Stock (and any other shares of the Corporation's capital stock which, by their terms, are entitled to vote together with the Common Stock as a single class) as a single class on any matter submitted to the holders of Common Stock. Each holder of Preferred Stock shall have, on any matter submitted to the holders of Common Stock, the number of votes in respect of its shares of Preferred Stock equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder may be converted pursuant to Section 6 hereof on the record date for holders entitled to participate in such vote. Record holders of Preferred Stock shall be entitled to notice of any stockholders' meeting or solicitation of stockholders' consents to the same extent as the holders of Common Stock.

    5.2.  Amendments. The Corporation shall not amend or restate this
          ----------
Certificate of Designation or any other provision of its Certificate of Incorporation (other than insofar as any such amendment or restatement applies to Section 1 or Section 6.3 of this Certificate of Designation or the second sentence of this Section 5.2 and such amendment or restatement is subject to the requirements of the next succeeding sentence) in any manner that adversely affects the powers, preferences and rights of the Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock. The Corporation shall not amend or restate this Certificate of Designation or any other provision of its Certificate of Incorporation insofar as any such amendment or restatement applies to Section 1 or Section 6.3 of this Certificate of Designation or to this sentence in any manner that adversely affects (i) the powers, preferences and rights of the Series D Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock or (ii) the powers, preferences and rights of the Series E Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock.

6.  Conversion Rights.  The holders of Preferred Stock shall have the following
    -----------------
rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

     6.1.  General. Subject to and in compliance with the provisions of this
           -------
Section 6, shares of Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into the number of validly issued, fully-paid and non-assessable shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 6.2) by the number of shares of Preferred Stock held by such holder being converted.

     6.2. Applicable Conversion Rate. The conversion rate in effect at any time for shares of the Preferred Stock to be converted (the "Applicable Conversion Rate") shall be the quotient obtained by dividing the Preference Amount of the shares of Preferred Stock to be converted by the Applicable Conversion Value then in effect for such shares.

     6.3.  Applicable Conversion Value.  The Applicable Conversion Value shall
           ---------------------------
initially be $40.00 per share of Common Stock in the case of the Series D Preferred Stock and $30.00 per share of Common Stock in the case of the Series E Preferred Stock, and shall be adjusted in the case of each series from time to time in accordance with Sections 6.4 and 7.4(c) hereof (as so adjusted in either such case, the "Applicable Conversion Value" for such series).

     6.4. Adjustments to Applicable Conversion Value. In the event at any time of (A) a subdivision (by a stock split, stock dividend, recapitalization or otherwise) by the Corporation of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (B) a combination (by a reverse stock split or otherwise) of the Corporation of outstanding shares of Common Stock into a smaller number of shares of Common Stock (any of the foregoing being referred to as an "Extraordinary Common Stock Event"), the Applicable Conversion Value of each series of Preferred Stock shall, effective as of the time such Extraordinary Common Stock Event becomes effective, be adjusted to equal the product of (i) the Applicable Conversion Value for such series in effect immediately prior to the effectiveness of such Extraordinary Common Stock Event, multiplied by (ii) a fraction, the numerator of which shall be the number
       ----------
of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the effectiveness of such Extraordinary Common Stock Event.

     6.5.  Corporate Change. Prior to the consummation of any Corporate Change,
           ----------------
the Corporation shall make appropriate provisions to ensure that each holder of Preferred Stock shall have the right to receive, upon conversion of the holder's Preferred Stock into shares of Common Stock, in lieu of the shares of Common Stock that the holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the holder would have received in connection with the Corporate Change if the holder had converted the holder's Preferred Stock immediately prior to the close of business on the record date for holders of Common Stock entitled to receive the stock, securities or assets delivered to such holders as a result of the Corporate Change (assuming such holder failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of the non-electing shares of Common Stock). The Corporation shall not effect any Corporate Change unless, prior to the consummation of the Corporate Change, the successor corporation (if other than the Corporation) or the purchasing corporation assumes by written instrument the obligation to deliver to each holder of Preferred Stock such shares of stock, securities or assets that the holder is entitled to receive in accordance with this Section 6.5.

     6.6.  Conversion Procedure.

           (a) To exercise its conversion rights pursuant to this Section 6, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office or, if the Corporation has appointed an agent and provided the holders of Preferred Stock notice thereof, at the office of the agent designated by the Corporation for such purpose, together with written notice (a "Conversion Notice") to the Corporation that such holder elects to convert such shares, or if fewer than all the shares represented by a single share certificate are to be converted, the number of shares represented thereby to be converted. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.

           (b) Each conversion of Preferred Stock shall be deemed to have been effected as of immediately prior to the close of business on the effective date of such conversion as specified in the Conversion Notice (the "Conversion Date"); provided, however, that the Conversion Date shall not be a date earlier than the date such Conversion Notice is received by the Corporation (or its designated agent), and if such Conversion Notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such Conversion Notice is received by the Corporation (or its designated agent). On the Conversion Date, the rights as a holder of the holder of the Preferred Stock to be converted (including the right to receive dividends thereon, except as provided in Section 6.8 hereof) shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

           (c) Promptly after the Conversion Date (and in any event within two Business Days), the Corporation shall deliver to the converting holder at the address set forth in the conversion notice (i) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares or in such other name or names as the converting holder shall specify (subject to any applicable legal, cont ractual or other restrictions on transfer) and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 6.7, and (ii) a certificate representing any shares of Preferred Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

           (d) The issuance of certificates for shares of Common Stock upon the conversion of Preferred Stock shall be made without charge to the holder of such Preferred Stock for any issuance tax in respect thereof if issued in the name of such holder, and otherwise any certificates shall not be issued until payment of any applicable transfer tax has been made by such holder.

     6.7. Cash in Lieu of Fractional Shares. No fractional share of Common Stock or scrip representing a fractional share shall be issued upon the conversion of any shares of Preferred Stock, provided, that if more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay to the holder of the converted shares of Preferred Stock cash in respect of any such fractional share of Common Stock in an amount equal to the same fraction of the Current Market Price per share of Common Stock on the Conversion Date.

     6.8.  Certain Distributions. Upon the conversion by any holder of Preferred
           ---------------------
Stock of shares of Preferred Stock into Common Stock pursuant to this Section 6, such holder shall have the right to receive, and shall be paid promptly thereafter (and in any event within two Business Days), any dividends or distributions as shall have been declared and paid or made by the Corporation on or with respect to the Common Stock as a class during the period commencing on August 29, 2000 and ending on the Conversion Date in such amounts as such holder would have received had such holder converted such shares of Preferred Stock immediately prior to the close of business on the record date established for holders of Common Stock entitled to receive such dividends or distributions; provided, however, that the terms of this Section 6.8 shall not apply to (a) ordinary cash dividends (specifically excluding any extraordinary dividends or distributions) declared during a fiscal quarter with respect to shares of Common Stock to the extent that such dividends resulted in the Common Equivalent Rate being in excess of the Accumulation Rate, (b) Section 355 Distributions or (c) any dividend or distribution of Common Stock which results in an adjustment to the Applicable Conversion Value pursuant to Section 6.4. Upon effecting any dividend or distribution in which a holder of shares of Preferred Stock shall be entitled to participate following conversion as contemplated by this Section 6.8, the Corporation shall place in escrow on customary business terms at the Corporation's expense, for the benefit of the holders of the Preferred Stock, the property to which such holders shall be entitled upon conversion as contemplated by this Section 6.8, and such property shall be maintained in escrow at the Corporation's expense until such time as the related shares of Preferred Stock have been converted or redeemed; provided, however, that the Corporation may, at its expense, substitute another arrangement for such escrow arrangement to the extent advisable based upon of consultation with the Corporation's outside counsel in connection with any tax treatment desired to be achieved in connection with any distribution of property by the Corporation, provided, that such other arrangement does not adversely affect the rights of the holders of Preferred Stock to receive any property upon conversion as compared to the escrow arrangement described above.

     6.9. Notice to Holders. In the event the Corporation shall propose to take or otherwise undergo any action of the type described in Section 6.4 (but only if the action of the type described in Section 6.4 would result in an adjustment in the Applicable Conversion Value), engage in a Corporate Change as contemplated by Section 6.5 or pay or make a dividend or distribution of the type described in Section 6.8, the Corporation shall give notice to each holder of shares of Preferred Stock in the manner set forth in Section 11, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts as are reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Value and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to such record date, and in case of all other action, such notice shall be given at least fifteen days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity or any such action.

     6.10. Listing of Common Stock. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed or admitted to trading on any national securities exchange or designated as a National Market Security by the NASD, the Corporation will, at its expense, list and have admitted to trading, and keep listed and admitted to trading (as applicable), on each such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Preferred Stock.

     6.11.  Valid Issuance.  All shares of Common Stock which may be issued upon
            --------------
conversion of the shares of Preferred Stock shall upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and shall not be issued in violation of any preemptive rights arising under law or contract, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Applicable Conversion Value to be less than the par value, if any, of the Common Stock).

7.   Redemptions
     -----------

     7.1.  Redemptions At Holder's Option.
           ------------------------------

           (a) Subject to Section 7.4, at any time on or after February 23, 2003, each holder of Preferred Stock shall have the right to require the Corporation to redeem all (but not less than all) of the holder's Preferred Stock at a redemption price equal to the aggregate Preference Amount of the shares to be redeemed on the date set for redemption. Any holder of Preferred Stock may exercise its redemption right under this Section 7.1(a) by delivering to the Corporation a written notice stating the holder's intention to exercise its redemption right. Following the receipt of any such notice, the Corporation shall set a date for the payment of the redemption price, which date shall be a Business Day not later than the 30th day following its receipt of the holder's notice.


           (b) In the event the Corporation enters into any agreement providing for a transaction which if consummated would result in a Change of Control, the Corporation shall give written notice of such event to the holders of Preferred Stock within ten Business Days following entering into any such agreement. Subject to Section 7.4 and subject to the consummation of the transaction provided for in such agreement resulting in a Change of

Control, each holder of Preferred Stock shall have the right to require the Corporation, to redeem all (but not less than all) of such holder's shares of Preferred Stock at a redemption price (the "Change of Control Amount") equal to the greater of (i) the sum (the "Change of Control Preference Amount") of 101% of the aggregate Preference Amount of the shares to be redeemed on the date of redemption plus 1% of the aggregate Net Sale Proceeds with respect to such shares (if any), and (ii) the aggregate Market Price of the shares of Common Stock into which such shares of Preferred S tock could then be converted pursuant to the provisions of Section 6 hereof upon the consummation of such Change of Control (the "Change of Control Market Price"). Any holder of Preferred Stock may exercise its redemption right under this Section 7.1(b) by giving, within five Business Days following written notice from the Corporation or public announcement of the Corporation's having obtained stockholder approval for the transaction that will result in a Change of Control (or, in the event that stockholder approval is not required for such transaction, five Business Days prior to the consummation of such Change of Control, and the Corporation shall provide the holders written notice of such five Business Day period at least ten Business Days prior to the commencement of such five Business Day Period), a written notice to the Corporation stating the holder's intention to exercise its redemption right under this Section 7.1(b). Following receipt of any such notice, the Corporation shall set a date (the "Change of Control Payment Date") for the payment of the Change of Control Amount, which date shall be a Business Day not later than the later of (i) the first Business Day following consummation of the applicable Change of Control and (ii) the date which is the 10th Business Day following its receipt of the holder's notice.

     7.2.  Redemption At Corporation's Option. At any time on or after February
           ----------------------------------
23, 2004, the Corporation shall have the right to redeem on a Business Day set forth in such notice all (but not less than all) of the outstanding shares of Preferred Stock at a redemption price equal to the aggregate Preference Amount of the shares to be redeemed, upon written notice of the redemption to all holders of Preferred Stock given at least 45 days prior to the redemption date. The Corporation's exercise of its redemption rights under this Section 7.2 shall be subject to the conversion rights under Section 6 of each holder of Preferred Stock, who may exercise those rights at any time prior to the close of business on the eleventh Business Day immediately prior to the redemption date.

     7.3.  Payment of Redemption Price. For each share of Preferred Stock which
           ---------------------------
is to be redeemed pursuant to Section 7.1 or 7.2, the Corporation shall be obligated on the redemption date to pay to the holder, upon the holder's surrender at the Corporation's principal office of the certificate(s) representing the shares to be redeemed, the full redemption price of the shares in immediately available funds; provided, however, that in the case of any
                                --------  -------
redemption pursuant to Section 7.1(b), in the event (i) the Change of Control Amount of any shares of Preferred Stock of any holder shall be equal to the Change of Control Market Price applicable to such shares and (ii) the relevant Change of Control results from a transaction in which the holders of Common Stock are entitled to receive, as all or any portion of the consideration in such transaction, securities ("Change of Control Property"), the Corporation (or any successor to the Corporation) may elect, in its sole discretion, to pay (a) that portion of the applicable Change of Control Amount of such shares equal to the Change of Control Preference Amount of such shares in immediately available funds, and (b) that portion of the applicable Change of Control Amount of such shares equal to the excess (the "Payment Differential") of the total Change of Control Amount of such shares, over the Change of Control Preference Amount
                                  ----
of such shares, by issuing or paying to the holder of such shares that amount of Change of Control Property as shall have an aggregate Market Price as of the consummation of the Change of Control equal to the Payment Differential.

     7.4.  Redemption Restrictions.
           -----------------------

           (a) In the case of a redemption pursuant to Section 7.1, if the funds of the Corporation legally available for the redemption of Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Preferred Stock that the Corporation is required to redeem, those funds which are legally available shall be used to redeem the maximum possible number of shares of Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder. As and when following the redemption date additional funds of the Corporation become legally available for the redemption of Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Preferred Stock which the Corporation became obligated to redeem on any prior redemption date but which it has not redeemed as may be redeemed at a redemption price equal to the aggregate Preference Amount of such shares of Preferred Stock on the actual date of redemption (and, if such funds are insufficient to effect a redemption of all such shares at such redemption price, such funds shall be used to redeem the maximum number of shares of Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder, and any shares which cannot then be redeemed by reason of the insufficiency of such funds shall remain subject to the provisions of this sentence requiring later redemption). In the case of a redemption pursuant to
Section 7.2, the Corporation may not redeem any shares of Preferred Stock unless the funds of the Corporation legally available for the redemption of Preferred Stock are sufficient to affect the redemption of all shares of Preferred Stock set for redemption.

           (b) In the event that the Corporation on the date set for any redemption under this Section 7 is prohibited under the terms of any agreement by which it is bound from redeeming the shares of Preferred Stock held by such holder, the Corporation shall not be required to effect any such redemption until each such prohibition is no longer in effect. The Corporation shall not enter into any agreement while any shares of Preferred Stock are outstanding solely for the purpose of avoiding the redemption of shares of Preferred Stock under this Section 7.

           (c) In the event the Corporation does not redeem any shares of Preferred Stock on the date specified therefor pursuant to Section 7.1 or 7.2 by reason of the existence of any circumstance set forth in paragraphs (a) or (b) of this Section 7.4, the Applicable Conversion Value of any shares of Preferred Stock not so redeemed shall be immediately adjusted to equal the product of (i) ninety percent (90%) multiplied by (ii) the Market Price of the Common Stock on
                     ----------
the date specified for such redemption (or, if no such date was specified, on the date of receipt of notice of such impediment by the holders of the Preferred Stock); provided, however, that such adjustment shall not be the exclusive
        --------  -------
remedy of the holders of the Preferred Stock.

8.   Capital Stock.
     -------------

     8.1.  No Reissuance of Preferred Stock. No share or shares of Preferred
           --------------------------------
Stock acquired by the Corporation by reason of purchase, redemption, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

     8.2. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or out of its authorized shares of Common Stock held in the treasury of the Corporation), for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock then issuable upon conversion pursuant to Section 6 of all outstanding shares of Preferred Stock.

9.   Registration of Transfer.
     ------------------------

     The Corporation shall keep at its principal office a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at the Corporation's principal office accompanied by proper assignment thereof to the Corporation or in blank, the Corporation shall, at the request of the record holder of the certificate, execute and deliver a new certificate or certificates in exchange representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Preferred Stock shall be subject to any applicable legal, contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder.

10.  Replacement.
     -----------

     Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity and a surety bond satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Corporation shall execute and deliver in replacement a new certificate of like kind representing the number of shares of Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

11.  Notices.
     -------

     All notices under this Certificate of Designation shall be in writing and sent by (i) certified or registered mail, return receipt requested, (ii) a recognized overnight courier service, (iii) telecopier or (iv) personal delivery. Notices to the Corporation shall be addressed to the Corporation's chief executive officer and secretary at the Corporation's principal executive offices, and notices to any holder shall be addressed to such holder's address in the records of the Corporation. Any notice shall be deemed duly given (i) in the case of a notice sent other than by mail, on the date actually delivered at such addressed (evidenced, in the case of delivery by courier or other delivery service, by confirmation of delivery from the service making the delivery or, in the case of a notice sent by telecopier, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), and (ii) in the case of any notice sent by mail, on the third Business Day following deposit in the U.S. mails with first-class postage prepaid.

12.  Definitions.
     -----------

     12.1.  "Accumulation Rate" means four percent (4%).

     12.2. "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banking institutions in Boston, Massachusetts or New York, New York are authorized by law to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     12.3. "Change of Control" shall mean any consolidation, merger, issuance of capital stock, sale of all or substantially all the assets of the Corporation or similar transaction to which the Corporation is a party (whether in a single transaction or series of related transactions) in which the stockholders of the Corporation immediately prior to such event do not own, directly or indirectly, a majority of the outstanding voting power of the surviving corporation or acquiring entity, as the case may be, received in respect of their Corporation shares, immediately after such event.

     12.4. "Common Equivalent Rate" means, with respect to any fiscal quarter of the Corporation, the quotient of (i) the product of (a) all ordinary cash dividends (specifically excluding any extraordinary dividends or distributions) declared during such fiscal quarter with respect to a share of Common Stock, (b) four and (c) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock on the first day of such fiscal quarter, divided by
(ii) the Preference Amount of a share of Preferred Stock on the first day of such fiscal quarter.

     12.5. "Corporate Change" shall mean any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the Corporation) securities or assets in respect of or in exchange for Common Stock.

     12.6. "Current Market Price" shall mean on any date specified herein (a) with respect to any securities, the average daily Market Price during the period of the most recent 10 trading days, ending on such date, except that if such securities are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date, and (b) with respect to any property other than securities, the fair value thereof on such date as reasonably determined in good faith by the Board of Directors of the Corporation as of the date on which the determination is to be made;

provided, however, that a holder of Preferred Stock shall have no right to
--------  -------
object to such determination unless such holder submits an objection in good faith to the Board of Directors within 10 days of notice thereof.

     12.7. "Exchange Agreement" shall mean the Securities Exchange Agreement among the Corporation and holders of the Preferred Stock, dated as of July 12, 2001, as amended and in effect from time to time.

     12.8. "Market Price" shall mean on any date specified herein with respect to securities issued by any Person, the amount per share or other applicable unit of such securities equal to (a) the last sale price of such securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such securities are then listed or admitted to trading; or (b) if such securities are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the NASD, the last trading price of such securities on such date, or (c) if there shall have been no trading on such date or if such securities are not so designated, the average of the closing bid and asked prices of such securities on such date as shown by the NASD automated quotation system, or (d) if such securities are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof on such date as reasonably determined in good faith by the Board of Directors of the Corporation as of the date on which the determination is to be made; provided, however, that a holder of Preferred Stock shall have no right to object to such determination unless such holder submits an objection in good faith to the Board of Directors within 10 days of notice thereof.

     12.9.  "NASD" shall mean the National Association of Securities Dealers,
Inc.

     12.10. "Net Sale Proceeds" shall mean the cash proceeds, net of all brokerage and other selling expenses of the selling broker, realized in respect of each share of Preferred Stock upon the sale by a broker pursuant to Section 3.2(b) of the property constituting any Section 355 Distribution distributed in respect of such share of Preferred Stock.

     12.11. "Person" shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or other entity.

     12.12. "Preference Amount" shall mean with respect to each share of Preferred Stock the sum of (i) $1,036.14 plus (ii) all accrued and unpaid
                                         ----
dividends on such share; provided, however, that the Preference Amount of each
                         --------  -------
share of Preferred Stock shall be reduced by the Net Sale Proceeds realized in respect of property distributed in Section 355 Distributions in respect of such share of Preferred Stock (a) for all purposes of Sections 3.1, 4 and 7 of this Certificate of Designation and (b) solely for purposes of calculating the accrued and unpaid dividends on such share of Preferred Stock (but, for the avoidance of doubt, in no event for purposes of otherwise determining the Preference Amount thereof), for purposes of the provisions of Section 6 of this Certificate of Designation.

     12.13. "Section 355 Distribution" means any dividend or distribution by the Corporation to which Section 355 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto applies as reasonably determined in good faith by the Board of Directors of the Corporation.

     12.14. "Standstill Agreement" shall mean the Standstill Agreement among the Corporation and holders of the Preferred Stock, dated as of August 29, 2000, as amended and in effect from time to time.

     CABLETRON SYSTEMS, INC. has caused this Certificate of Designation to be signed by Piyush Patel, its Chairman, and attested by Eric Jaeger, its Assistant Secretary, this 19th day of July 2001.



                                       By: /s/ Piyush Patel
                                          --------------------------
                                       Piyush Patel
                                       Chairman


ATTEST:



By: /s/ Eric Jaeger
   -----------------------
Eric Jaeger
Assistant Secretary